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                                                                      Exhibit 23



                             Accountants' Consent


The Board of Directors
Optical Cable Corporation:


We consent to incorporation by reference in Registration Statement No. 33-09433 on Form S-8 of Optical Cable Corporation of our report dated December 14, 2001, except as to note 13 to the financial statements, which is as of December 27, 2001, relating to the balance sheets of Optical Cable Corporation as of October 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2001, which report appears in the October 31, 2001 Annual Report on Form 10-K of Optical Cable Corporation.


                                 /s/ KPMG LLP


Roanoke, Virginia
January 29, 2002